UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CPI CORP.
(Name of Registrant as Specified in Its Charter)

RAMIUS VALUE AND OPPORTUNITY MASTER FUND LTD
RAMIUS ENTERPRISE MASTER FUND LTD
STARBOARD VALUE & OPPORTUNITY FUND, LLC
RAMIUS MERGER ARBITRAGE MASTER FUND LTD
RAMIUS MULTI-STRATEGY MASTER FUND LTD
RAMIUS LEVERAGED MULTI-STRATEGY MASTER FUND LTD
RAMIUS ADVISORS, LLC
RCG STARBOARD ADVISORS, LLC
RAMIUS LLC
C4S & CO., L.L.C.
PETER A. COHEN
MORGAN B. STARK
JEFFREY M. SOLOMON
THOMAS W. STRAUSS
PETER A. FELD
JOSEPH C. IZGANICS

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Ramius Value and Opportunity Master Fund Ltd, an affiliate of Ramius LLC (“Ramius”), together with the other participants named herein, has made a preliminary filing with the Securities and Exchange Commission ("SEC") of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its nominees at the 2009 annual meeting of stockholders of CPI Corp., a Delaware corporation (the “Company”).

On June 11, 2009, Ramius issued the following press release:

RAMIUS ISSUES OPEN LETTER TO CPI CORP. STOCKHOLDERS

Explains Rationale for Upcoming Election Contest

Proposes Solution to Create a More Balanced and Experienced Board

NEW YORK, NY – June 11, 2009 – RCG Starboard Advisors, LLC, a subsidiary of Ramius LLC (collectively, “Ramius”), today announced that it has issued an open letter to all stockholders of CPI Corp. (“CPI” or the “Company”) (NYSE: CPY - News) in order to explain its rationale for taking the actions Ramius has proposed and to specifically highlight certain facts surrounding the upcoming election contest.  In the letter, Ramius expressed its belief that an election contest could have been and can still be avoided at the Company’s 2009 Annual Meeting.  Ramius further expressed its support for a proposal that would result in a CPI Board of Directors comprised of one (1) Knightspoint Partners representative, one (1) Ramius Group representative, and five (5) independent directors, three (3) of whom have directly relevant industry experience.  The Ramius Group believes this Board structure would be in the best interest of all stockholders and would create a more balanced and experienced Board.

Ramius is the largest stockholder of CPI, owning approximately 23% of the Company’s outstanding shares of Common Stock.  Ramius’ nominees for election at the Annual Meeting include Peter A. Feld, a Ramius representative and an existing Director of CPI, and Joseph Izganics, a new independent director nominee with extensive experience in the retail industry.

The full text of the letter follows:

June 11, 2009

Dear Fellow CPI Corp. Stockholder:

RCG Starboard Advisors, LLC, a subsidiary of Ramius LLC, together with its other affiliates (collectively, the “Ramius Group”), currently owns approximately 23% of the outstanding common stock of CPI Corp. (“CPY” or “the Company”).  We are the Company’s largest stockholder.  We have reviewed the Company’s revised proxy statement filed with the Securities and Exchange Commission on June 5, 2009.  We are writing to you at this time to help explain our rationale for taking the actions we have proposed and to specifically highlight certain facts surrounding this election contest.

The Ramius Group has been a shareholder of CPY for over five years.  During that time we have made substantial contributions to the Company through our direct representation on the Board.  Although we have made progress over the years, it became increasingly clear to us during 2008 that the Board was too concentrated and was seriously lacking in retail expertise and independent thought.  At first, we attempted to work through the Board and its respective committees to address these shortcomings.  Unfortunately, because of the undue influence of Knightspoint Partners, this proved impossible.  Therefore, we determined our only option to enhance the quality and independence of the Board was through an election contest.

To be clear, the Ramius Group believes that an election contest could have been and can still be avoided at the Company’s 2009 Annual Meeting.  To that end, we included a settlement proposal in a cover letter to the Board that accompanied our April 24, 2009 nomination letter (the “Nomination Letter”) to initiate a meaningful dialogue to reach a mutually agreeable outcome that would create a fair and balanced Board.  The settlement proposal would have resulted in the expansion of the Board from six to seven directors and the replacement of just one incumbent director, Michael S. Koeneke.  Mr. Koeneke is a member of Knightspoint Partners, a 3.5% stockholder.  David M. Meyer, the Chairman of the Board, is also a member of Knightspoint Partners, meaning that direct representatives of Knightspoint Partners currently occupy two out of a total of six board seats, a ratio well out of proportion to their share ownership.

We are also deeply troubled that the Board, under Mr. Meyer’s leadership, has determined not to re-nominate Peter A. Feld, the director representative of the Company’s largest stockholder, for election at the 2009 meeting.  We view this as just one more example of the undue influence that Knightspoint Partners, a 3.5% stockholder, has over the Company.

We assure you that Ramius and our director representative, Mr. Feld, have been working hard on behalf of all stockholders.  We strongly question whether the Board would have added two independent directors to the Board in the past seven (7) months if not for our continued insistence that the Board initiate a process to add new independent directors with relevant industry experience.  Prior to November 2008, the Board did not have a single member with directly relevant experience in the retail and consumer products industries.

The key issue up for consideration in this election contest is the appropriateness of Knightspoint Partners maintaining two direct representatives on a six-member Board while removing the lone representative of the largest stockholder rather than replacing one Knightspoint Partners representative with a highly-qualified independent director identified by the Ramius Group.

The objective of the Ramius Group is to create a more balanced and experienced Board.  To that end, the Ramius Group is supportive of increasing the size of the Board to seven (7) members to accommodate the addition of one of its independent director candidates in place of an incumbent director, specifically Mr. Koeneke, and the re-nomination of Mr. Feld as a director representative of the largest stockholder.  This would create a Board comprised of one (1) Knightspoint Partners representative, one (1) Ramius Group representative, and five (5) independent directors, three (3) of whom have directly relevant industry experience.  The Ramius Group believes this Board structure would be in the best interest of all stockholders. Unfortunately, Mr. Meyer is unwilling to agree to any compromise that would result in one of the two Knightspoint Partners representatives leaving the Board.

Given the current composition of the Board and dynamics in the boardroom, we believe the only alternative for seeking a more balanced and experienced Board is to nominate directors for election at the upcoming 2009 Annual Meeting.

Please understand that contrary to the Company’s accusations, we are not seeking control or additional influence over the Company.  Our goal is to ensure that the Board has the right balance of directors who have relevant industry experience and who are independent so as not to represent the interests of any one stockholder over the interests of other stockholders.

We look forward to your support at the 2009 Annual Meeting.

Best Regards,

Mark R. Mitchell
Partner
Ramius LLC

About Ramius LLC

Ramius LLC is a registered investment advisor that manages assets in a variety of alternative investment strategies. Ramius LLC is headquartered in New York with offices located in London, Tokyo, Hong Kong, Munich, and Vienna.

CERTAIN INFORMATION CONCERNING PARTICIPANTS

Ramius Value and Opportunity Master Fund Ltd (“Value and Opportunity Master Fund”), together with the other participants named herein, has made a preliminary filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of a slate of director nominees at the 2009 annual meeting of stockholders of CPI Corp., a Delaware corporation (the “Company”).

VALUE AND OPPORTUNITY MASTER FUND ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

The participants in this proxy solicitation are Value and Opportunity Master Fund, Ramius Enterprise Master Fund Ltd (“Enterprise Master Fund”), Starboard Value & Opportunity Fund, LLC (“Starboard Value & Opportunity Fund”), Ramius Merger Arbitrage Master Fund Ltd (“Merger Arbitrage Master Fund”), Ramius Multi-Strategy Master Fund Ltd (“Multi-Strategy Master Fund”), Ramius Leveraged Multi-Strategy Master Fund Ltd (“Leveraged Multi-Strategy Master Fund”), Ramius Advisors, LLC (“Ramius Advisors”), RCG Starboard Advisors, LLC (“RCG Starboard Advisors”), Ramius LLC (“Ramius”), C4S & Co., L.L.C. (“C4S”), Peter A. Cohen (“Mr. Cohen”), Morgan B. Stark (“Mr. Stark”), Thomas W. Strauss (“Mr. Strauss”), Jeffrey M. Solomon (“Mr. Solomon”), Peter A. Feld (“Mr. Feld”) and Joseph C. Izganics (“Mr. Izganics”).

As of the date hereof, Value and Opportunity Master Fund beneficially owned 797,988 shares of Common Stock, Starboard Value and Opportunity Fund beneficially owned 212,040 shares of Common Stock, Merger Arbitrage Master Fund beneficially owned 192,000 shares of Common Stock, Leveraged Multi-Strategy Master Fund beneficially owned 29,213 shares of Common Stock, Multi-Strategy Master Fund beneficially owned 179,614 shares of Common Stock and Enterprise Master Fund beneficially owned 202,054 shares of Common Stock.  As of the date hereof, RCG Starboard Advisors (as the investment manager of Value and Opportunity Master Fund and the managing member of Starboard Value and Opportunity Fund) is deemed to be the beneficial owner of the (i) 797,988 shares of Common Stock owned by Value and Opportunity Master Fund and (ii) 212,040 shares of Common Stock owned by Starboard Value and Opportunity Fund.  As of the date hereof, Ramius Advisors (as the investment advisor of Multi-Strategy Master Fund, Merger Arbitrage Master Fund, Leveraged Multi-Strategy Master Fund and Enterprise Master Fund) is deemed to be the beneficial owner of the (i) 179,614 shares of Common Stock owned by Multi-Strategy Master Fund, (ii) 192,000 shares of Common Stock owned by Merger Arbitrage Master Fund, (iii) 29,213 shares of Common Stock owned by Leveraged Multi-Strategy Master Fund, and (iv) 202,054 shares of Common Stock owned by Enterprise Master Fund.  As of the date hereof, Ramius (as the sole member of each of RCG Starboard Advisors and Ramius Advisors), C4S (as the managing member of Ramius) and Messrs. Cohen, Stark, Strauss and Solomon (as the managing members of C4S) are deemed to be the beneficial owners of the (i) 797,988 shares of Common Stock owned by Value and Opportunity Master Fund, (ii) 212,040 shares of Common Stock owned by Starboard Value and Opportunity Fund, (iii) 179,614 shares of Common Stock owned by Multi-Strategy Master Fund, (iv) 192,000 shares of Common Stock owned by Merger Arbitrage Master Fund, (v) 29,213 shares of Common Stock owned by Leveraged Multi-Strategy Master Fund, and (vi) 202,054 shares of Common Stock owned by Enterprise Master Fund.  Messrs. Cohen, Stark, Strauss and Solomon share voting and dispositive power with respect to the shares of Common Stock owned by Value and Opportunity Master Fund, Starboard Value and Opportunity Fund, Multi-Strategy Master Fund, Merger Arbitrage Master Fund, Leveraged Multi-Strategy Master Fund and Enterprise Master Fund by virtue of their shared authority to vote and dispose of such shares of Common Stock.

As of the date hereof, Mr. Feld holds 5,252 shares of restricted stock awarded under the Company’s Omnibus Incentive Plan that vest in full on February 6, 2010.  As of the date hereof, Mr. Izganics directly owns 500 shares of Common Stock.

As members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, each of the participants in this proxy solicitation is deemed to beneficially own the shares of Common Stock of the Company beneficially owned in the aggregate by the other participants.  Each of the participants in this proxy solicitation disclaims beneficial ownership of such shares of Common Stock except to the extent of his or its pecuniary interest therein.